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                                                                    Exhibit 10.2

Employment agreement between RTS Wireless (the "Company") and Michael T. Druckman (the "Employee") dated as of December 23, 1999:

Effective date: December 23, 1999

Title: Vice President, Finance and Chief Financial Officer

Term: 3 years

Salary: $150,000 to start, increasing to $200,000 upon effectiveness of Company's proposed Initial Public Offering. Thereafter annual salary increases and bonuses at the discretion of the Board of Directors.

Benefits: Medical, disability and other benefits generally available to other senior officers of the Company. Automobile reimbursement - $750 per month towards payment of car lease, $2,000 per year insurance and repairs and maintenance.

Severance: 6 months unless terminated for cause, in which case severance to be zero.

Vacation: 4 weeks with carryforward of any unused time. In the event of termination, all unused vacation time to be paid in cash.

Stock options: 75,000 at option price of $.50 per share with all options immediately exercisable (such number of options to be adjusted for all subsequent stock splits and similar changes to capitalization). In the event of IRS audit of Employee resulting in taxable income to Employee and corresponding tax deduction for the Company, Company will remit such benefit derived from tax deduction to Employee necessary to compensate Employee for any incremental taxes owed.

T&E: Reimbursement of all properly documented reasonable and customary T&E, including cell phone and other expenses incurred at home necessary for carrying out Employee's duties.

Agreed to by:


/s/ Michael T. Druckman                 /s/ Alvin L. Ring
-----------------------------------     ----------------------------------------
Michael T. Druckman                     Alvin L. Ring
Employee                                President & CEO
                                        RTS Wireless